EXHIBIT 11.1

                      CALCULATION OF PRIMARY AND FULLY
                         DILUTED EARNINGS PER SHARE

                         PRIMARY EARNINGS PER SHARE

Computation for Statement of Operations
                                                             December 31,
Reconciliation of net income per statement of
  operations to amount used in primary                   1996           1995
  earnings per share computation:                        ----           ----

     Net income                                       $ 2,285,184   $ 1,598,062
     Add-Interest on short-term debt, net of tax
       effect, on application of assumed proceeds
       from exercise of options and warrants in
       excess of 20% limitation                               -           7,835
                                                      -----------   -----------
     Net income, as adjusted                          $ 2,285,184   $ 1,605,897

Additional Primary Computation

    Net income, as adjusted per primary
      computation above                               $ 2,285,184   $ 1,605,897
    Additional adjustment to weighted average
      number of shares outstanding:
         Weighted average number of shares
           outstanding                                  2,506,800     1,868,600
         Add-Dilutive effect of outstanding options
           and warrants (as determined by the
           application of the treasury stock method)      969,200       571,400
         Weighted average number of shares
           outstanding                                  3,476,000     2,440,000

    Primary earnings per share, as adjusted               $.66          $.66


                         FULLY DILUTED EARNINGS PER SHARE (a)

Computation for Statement of Operations

Reconciliation of net income per statement of operations to amount used in fully diluted earnings per share computation:

     Income before extraordinary items                $ 2,285,184   $ 1,598,062
     Add-Interest on short-term debt, net of tax
       effect, on application of assumed proceeds
       from exercise of options and warrants in
       excess of 20% limitation                               -           1,105
     Net income, as adjusted                          $ 2,285,184   $ 1,599,167

Additional Primary Computation

     Net income, as adjusted per primary
       computation above                              $ 2,285,184   $ 1,599,167
     Additional adjustment to weighted average
       number of shares outstanding:
         Weighted average number of shares
           outstanding                                  2,506,800     1,868,600
         Add-Dilutive effect of outstanding options
           and warrants (as determined by the
           application of the treasury stock method)    1,016,700       571,400
         Weighted average number of shares
           outstanding                                  3,523,500     2,440,000

     Fully diluted earnings per share, as adjusted        $.65          $.66


(a) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.